EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, made as of the 13th day of February, 2002, by and between Mechanical Dynamics GmbH, a German corporation (the “Company”), having offices located at Universitatsstraße 51, D-35037 Marburg/Lahn, Germany, and Michael Hoffmann (“Employee”).

     WITNESSETH: WHEREAS, the Company desires to employ the Employee to devote his full time and attention to the business of the Company and Employee desires to be so employed.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereto agree as follows:

     1. Employment. The Company hereby agrees to employ Employee in the capacity of Chairman and Chief Executive Officer. Employee hereby accepts this employment and agrees to diligently and conscientiously devote his full and exclusive time and attention to the affairs of the Company. In his capacity as Chairman and Chief Executive Officer, Employee shall perform such duties of an executive nature as shall be assigned to him from time to time by the Board of Directors, and Employee shall at all times discharge his duties in consultation with and under the supervision of the Board of Directors.

     2. Term. The term of this Agreement shall commence on the date hereof and shall terminate on March 31, 2003. At the option of the Company, this Agreement may be extended for an additional one (1) year term, upon such terms as may be mutually agreed between Employee and the Company.

     3. Compensation. Employee’s compensation, including base salary, bonus, vacation and other fringe benefits, for calendar year 2002 have been agreed and approved by the Company. The Company and Employee shall negotiate in good faith regarding Employee’s compensation for the remaining term of this Agreement. The Company and Employee agree that during the term of this Agreement the fringe benefits offered to Employee shall be roughly equivalent to the other executive officers.

     4. Disability. In the event that Employee is absent from his employment by reason of illness or other incapacity for a period of six (6) consecutive months, Employee shall nevertheless be entitled to receive his full base salary hereunder as well as his pro-rata bonus (calculated as though earned “at plan” under Employee’s then current compensation plan), vacation accruals and all fringe benefits during said six (6) month period. Thereafter, during the continued period of his illness or incapacity in excess of six (6) months, Employee shall be entitled to receive such long-term disability benefits as are payable under the Company’s then long-term disability insurance program. He shall also receive continued health and life insurance benefits for the remaining term of this Agreement. Except as provided above, all bonus accruals, vacation accruals and other fringe benefits shall cease at the end of said six (6) month period. Notwithstanding the foregoing, Employee’s salary, bonus, vacation and other fringe benefits shall be fully reinstated upon his complete return to employment and the full discharge of his duties hereunder.

     5. Death. In the event that Employee dies during the term of this Agreement while still employed hereunder and drawing his full base salary, then the Company shall continue to pay an amount equal to one hundred percent (100%) of Employee’s monthly base salary (as of the date of his death) to his designated beneficiary for a period of two (2) months subsequent to the date of his death. Such payments shall be in addition to any other death benefits payable to Employee’s designated beneficiary from life insurance or otherwise.

     6. Change of Duties; Relocation. In the event that during the term of this Agreement the Board of Directors chooses to change the Employee’s title as an officer of the Company and/or his duties hereunder, this Agreement shall nevertheless remain in full force and effect in accordance with its terms and no such change shall constitute grounds upon which Employee may terminate this Agreement. In the event that the Board of Directors directs Employee to relocate away from Marburg/Lahn, Germany, then Employee shall be entitled to resign and to receive as severance compensation for the twelve (12) month period following such resignation, the base salary, pro-rata bonus and fringe benefits provided in said Section 7.1.

     7. Termination.

     7.1 Without Cause. In the event Employee is discharged from his employment during the term of this Agreement without “Cause” (as hereinafter defined), then the Company shall continue to pay Employee’s base salary and provide all fringe benefits and pro rata bonus (calculated as though earned “at plan” under Employee’s then current compensation plan), in each case as in effect at the date of Employee’s termination, for a period of twelve (12) months from the date of such termination. Such payments and benefits shall be in lieu of all other payments and benefits to which Employee might otherwise be entitled under the Company’s employee policies and procedures and/or under this Agreement.

     7.2 For Cause; Resignation; Retirement. In the event that Employee is discharged from his employment during the term of this Agreement for “Cause” (as hereinafter defined), or Employee voluntarily resigns or retires, then Employee shall be entitled to receive only such payments and/or benefits as would be provided to other employees of the Company under similar circumstances in accordance with the Company’s employee policies and procedures then in effect.

     7.3 Definition. For purposes of this Agreement, the term “Cause” shall mean:

(a) Intentional misrepresentation to or concealment of a material fact regarding the operations of the Company from the Board of Directors by Employee; or

(b) A material breach of this Agreement by Employee; or

(c) Conviction of a crime involving moral turpitude.

     Except in the case of (c) above, termination of this Agreement for “Cause” shall only become effective thirty (30) days after Employee has received written notice of such termination from the Company specifying the details of such “Cause”. During such thirty (30) day period, Employee shall be entitled to a formal meeting with the President or the Board of Directors for the purpose of presenting reasons why the Agreement should not be terminated.

     7.4 Change of Control. In the event of a change in control (as hereinafter defined) of the Company, if the remaining term of this Agreement is less than one (1) year from the effective date of such change of control, then the term of this Agreement shall be automatically extended through a date one (1) year from such effective date. For purposes of this Section 7.4, the term “change of control” shall mean the sale or exchange of fifty percent (50%) or more of the outstanding capital stock of the Company’s parent company, Mechanical Dynamics, Inc., of Ann Arbor, Michigan (“MDI”), or the sale of fifty percent (50%) or more of the assets of MDI.

     7.5 Release. Anything contained in this Section 7 to the contrary notwithstanding, the payment of any sums to Employee under subsections 7.1, 7.2 or 7.4 hereof, shall be conditioned upon Employee executing and delivering to the Company the Full And Final Release attached hereto as Attachment I (the “Release”).

     8. Restrictive Covenant. Employee agrees that during the term of this Agreement and for a period of two (2) years after the termination or expiration of this Agreement, he will not directly or indirectly, for his own benefit, or for or with any other person, firm, or corporation (a) own, manage, engage in, be employed by, or consult for, any business in Germany or the United States which competes directly with the business presently conducted by the Company and MDI, or (b) encourage, solicit, attempt to hire as an employee or consultant or otherwise attempt to persuade any other employee of the Company or MDI to leave the employ of the Company or MDI. For purposes of this Agreement, the “business presently conducted by the Company and MDI” shall mean the development, manufacture, marketing or licensing of computer programs or software for mechanical systems simulation (often referred to as “multi-body system analysis”). Employee further agrees that the Company’s remedy at law for any breach of this restrictive covenant is inadequate and that the Company shall be entitled to injunctive relief with respect to any breach of this covenant.

     9. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Company or Employee at their last known addresses.

     10. Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto regarding the subject matter hereof, and there are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by both parties.

     11. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of both of the parties hereto and their respective successors and assigns.

     12. Governing Law. This Agreement shall be governed by and construed under in accordance with the laws of Germany.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and date first above written.

COMPANY

MECHANICAL DYNAMICS GMBH

By: /s/ Jürgen Fett, President Jürgen Fett, President

EMPLOYEE

By: /s/ Michael Hoffmann Michael Hoffmann

ATTACHMENT I

FULL AND FINAL RELEASE

     In consideration of the termination benefits provided to me by Mechanical Dynamics, GmbH, a German corporation (the “Company”), as set out in Section 7 of the attached Employment Agreement (Attachment A), I hereby agree as follows:

     1. Mechanical Dynamics GmbH When used herein, the “Company” refers to Mechanical Dynamics GmbH and also includes the Company’s parent company, Mechanical Dynamics, Inc., of Ann Arbor, Michigan, USA (“MDI”), as well as any subsidiary, associated or affiliated company of the Company, and their respective successors, assigns, officers, directors, shareholders, agents, employees and attorneys, past, present or future, jointly and individually.

     2. Release of Claims. I release and forever discharge the Company from any and all claims, disputes, causes of action, administrative proceedings, legal actions, whether arising out of statutory law, common law or equity, and damages, known or unknown, which I have or may have against the Company, however denominated, including, but not limited to, claims related to my employment, the conduct of the Company during my employment, any claims of discrimination under or violation of any applicable statute, law, ordinance, rule or regulation, any claim for wrongful termination of employment, wrongful layoff, failure to recall to work, breach of contract, violation of any policy, practice or procedure of the Company, denial of any employment benefit, constructive discharge, retaliatory discharge, breach of the covenant of good faith and fair dealing, detrimental reliance, termination in violation of public policy, violation of any whistleblower statute, negligent supervision, negligent conducting of performance appraisals, libel, slander, defamation, fraud, misrepresentation, sexual or any other type of harassment, intentional or negligent infliction of emotional distress, tortious interference with business relations or prospective employers, providing false references, any claim to reinstatement or future employment, any claim for damages, attorney fees or costs and any claims occurring or existing through the date of this Release. I understand and agree that I waived my right in the preceding sentence to file a lawsuit or to commence an administrative action against the Company. If I later file a lawsuit or administrative action, I shall be liable for the actual attorney fees and costs incurred by the Company in defending any such legal action.

     3. Scope of Release. This Release covers all issues arising from or in connection with my employment with the Company as well as any issues, disputes or claims occurring or existing through the date of this Release.

     4. Prior Claims. I have not filed any claim, administrative proceeding or legal action against the Company.

     5. Subsequent Legal Action. I will not initiate, assist or cooperate in any charge, claim, complaint or legal action against the Company with any administrative agency or court, or with any other person (the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability, a trust, an unincorporated organization, and a government or any department or agency thereof), unless so ordered by a duly authorized court, legislative committee or grand jury.

     6. Derogatory Comments. I shall not make any negative or derogatory statements of any kind about the Company, the Company’s products and services, or the Company’s employee’s, past, present or future.

     7. Resignation as Officer. Effective with the date of my separation from employment with the Company, I resign any office I hold with the Company.

     8. Return of Property. I have returned all the Company property as defined in and required by the Confidentiality Agreement signed by me in favor of the Company (hereinafter the “Confidentiality Agreement”).

     9. Injunctive Relief. In the event of a breach or threatened breach by me of this Release, it is agreed that money damages would not adequately compensate the Company and that injunctive relief would be essential for its protection. Such relief shall be without prejudice to any other remedy which the Company may have or be entitled to receive at law or in equity.

     10. Non-Admission. Nothing contained herein shall be construed as an admission of liability by the Company in connection with my employment with and separation from the Company as well as through the date of this Release.

     11. Finality of Release. I recognize that I may be mistaken as to the facts and/or law upon which I may be relying in executing this Release or that additional facts may exist of which I am not presently aware. Nonetheless, I have been fully advised and understand the finality of this Release and intend to be bound by it.

     12. Review of Document. I have had the opportunity to read and discuss this Release with the Company, and I have had an opportunity to review this Release with outside legal counsel.

     13. Review and Revocation Periods. I have been given twenty-one (21) days within which to consider this Release before executing it, I have been advised that I may revoke this Release for a period of seven (7) calendar days following the execution of this Release and that the Release is not effective until the revocation period has expired and I have notified the Company in writing that I did not revoke the Release. Notice of revocation and/or non-revocation should be provided in writing by me to the Company at Universitatsstraße 51, D-35037 Marburg/Lahn, Germany, Attn: Jürgen Fett, President, with a copy to Mechanical Dynamics, Inc., at 2300 Traverwood Drive, Ann Arbor, Michigan 48105, USA, Attn: Michael E. Korybalski, CEO.

Section 13 is applicable only if the undersigned is 40 years of age or older on date of termination.

     14. Authority to Release. I have the authority to release the claims which are released herein and no claims have been previously assigned to or are owned by any other person or entity.

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     15. Entire Agreement. No other written or oral promises, inducements or agreements have been made by the Company to me. I understand that this Release may not be modified, altered or changed in any respect except upon the express prior written consent by me and the Company.

     16. Severability. If after the date of execution of this Release, any provision of this Release is held to be illegal, invalid, or unenforceable, such provision shall be fully severable. In lieu thereof, there shall be added a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     17. Governing Law. This Release shall be construed in accordance with and shall be governed by the laws of Germany and by the laws of the United States of America and the State of Michigan as to those provisions of this Release applicable to MDI.

     18. Headings. All headings in this Release are inserted for convenience of reference only and shall not be deemed to affect the meaning or interpretation of this Release.

     19. Usage. Wherever applicable, the masculine gender, when used herein shall include the feminine gender, and the singular shall include the plural.

     IN WITNESS WHEREOF, I have executed this Release as of the date noted below.

/s/ Michael Hoffmann Michael Hoffmann

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